THIRD AMENDMENT TO DISTRIBUTION AGREEMENT

THIS THIRD AMENDMENT is made as of October 1, 2018, by and between FMI Funds, Inc. (the “Funds”) and Rafferty Capital Markets, LLC, (“RCM”), a corporation organized and existing under the laws of the State of New York.

WHEREAS, the Funds and RCM heretofore entered into an agreement dated September 1, 2010 (“Agreement”) and amended September 1, 2012 and December 1, 2013.

WHEREAS, Section 13 of the Agreement provides that provisions of the Agreement may be amended with the written consent of the other party and with the approval of the Board of the Funds including a majority of the Independent Directors; and;

WHEREAS, The intent of this Third Amendment is to update list of funds in Schedule A and the service fees in Schedule B.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, all parties to the Amendment acknowledge, consent and agree to the following:
1.	Schedules A and B are amended.
2.	All parties agree to continue to be bound by the original terms and conditions of the Agreement. Further, all rights and obligations established in the Agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers effective as of the date first written above.

FMI FUNDS, INC.	RAFFERTY CAPITAL MARKETS, LLC

BY: /s/ John S. Brandser	BY: /s/ Thomas A. Mulrooney
NAME: John S. Brandser	NAME: Thomas A. Mulrooney
TITLE: President	TITLE: President

SCHEDULE A
Amended 10-1-18

The following Funds are covered by the terms and conditions of the Distribution Agreement:

FUND	SYMBOL

FMI Common Stock Fund	FMIMX/FMIUX

FMI Large Cap Fund	FMIHX/FMIQX

FMI International Fund	FMIJX/FMIYX

SCHEDULE B
Amended 10-1-18

The service fee schedule, (as stated in the Compensation Section of the Distribution Agreement), for Distribution services provided by Rafferty Capital Markets, LLC (“RCM”) for FMI Funds, Inc. is:

•	$15,000 per annum for the first Fund (all Classes) and $3,000 for each additional Fund (if applicable).
•	$275 per advertising or marketing piece reviewed and filed with FINRA
•	$125 FINRA/$150 RCM plus a pass-along of the FINRA fee of $10 per page for each page in excess of ten pages.
•	$4000 per annum per FINRA registered rep employed by the Fund wherein RCM is asked to carry the license.
•	Includes registration in New York and home state.
•	Exam fees, additional state registrations, incidental FINRA charges, late disclosure fees, etc… will be passed along to the Fund at the current FINRA rate.
•	If applicable, RCM will pass along any fees associated with NSCC sponsorship or FundSERV processing required by the Fund.

All fees are billed and payable on a quarterly basis within 30 days of receipt.